Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Announces Record Earnings Per Share of $2.10 for Fiscal Year 2007 on Record Sales of $3.4 Billion, Up 8 Percent

•	Delivers full year net earnings per share from continuing operations (EPS) on adjusted basis* $2.08, up 21 percent versus 2006 adjusted EPS of $1.72
•	Generates record free cash flow of $285 million for the full year 2007, up $104 million versus 2006
•	Reports strong fourth quarter sales of $830 million, up 12 percent year over year
•	Announces fourth quarter reported EPS of 48 cents or 51 cents on an adjusted basis*

•	Affirms full year 2008 EPS guidance of between $2.25 and $2.40
* Adjusted 2007 and 2006 EPS exclude the benefit of non-recurring tax items as well as the negative impact associated with restructuring costs, legal settlements, and other market related actions in the respective period. Adjusted 2007 and 2006 Operating Income and Margins exclude the negative impact associated with restructuring costs, legal settlements and other market related actions in the respective period (see reconciliation tables attached to this release).
GOLDEN VALLEY, Minn. — February 5, 2008 — Pentair, Inc. (NYSE: PNR) today announced fourth-quarter earnings per share of 48 cents, up 23 percent from 39 cents per share in the fourth quarter 2006. Fourth quarter 2007 adjusted earnings per share of 51 cents were up 65 percent as compared to fourth quarter 2006 adjusted earnings per share of 31 cents. Fourth quarter 2007 adjusted earnings per share exclude $0.01 per share favorable impact from one-time net tax benefits and $0.04 per share negative impact from restructuring and legal matters. Fourth quarter 2007 earnings per share benefited from curtailments associated with changes to the company’s long-term, defined benefit and retiree medical plans partially offset by certain cost actions. The net impact of these items provided a $0.02 EPS benefit in the fourth quarter of 2007.
Pentair’s sales for fourth quarter 2007 were $830 million, an increase of 11.7 percent from the year-ago quarter or 4 percent excluding acquisitions and foreign exchange. In the quarter, the company delivered operating income of $90 million versus $61 million in the year-earlier quarter. On a reported basis, operating margins expanded 260 basis points to 10.9 percent. The company delivered adjusted operating income of $96 million. On this basis, operating margins expanded 330 basis points to 11.6 percent. Margin expansion was driven by a positive 600 basis point improvement from productivity, price, acquisitions, and volume. These items more than offset a negative 270 basis point impact related to total inflation.
“Pentair’s fourth quarter results demonstrate the value of the diversity in our end markets,” said Randall J. Hogan, Pentair chairman and CEO. “Our investments in key growth regions and vertical market initiatives, such as food service, desalination, commercial pools and industrial water, produced double digit growth. These focused initiatives, coupled with our strong overall growth in China, India and the Middle East, provide momentum as we exit the year,” he added. “Further, the actions we took early in the decline of the North American residential market and our productivity and lean enterprise disciplines enabled the company to expand margins as expected.”
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Fourth Quarter Business Highlights
The Water Group delivered $566 million in sales or 13 percent year-over-year sales growth. Acquisitions accounted for 7 points of growth and foreign exchange equaled 2 points of growth.
•	Sales in Asia-Pacific grew 28 percent year-over-year. These results reflect strong growth in China sales for filtration and pump systems, and in India led by sales of commercial pump, food service solutions and rural water systems.

•	Sales in Europe grew 51 percent year-over-year or 12 percent excluding the Jung Pump acquisition. These results reflect strength in the East European markets as well as key successes in the flow technologies market in the Middle East.

•	North American filtration sales rose 11 percent with strong growth in food service, commercial water treatment and industrial markets muted by declines in residential water treatment markets. Total North American filtration sales were down when adjusted to exclude the Porous Media acquisition.

•	North American flow technologies (previously named North American pump) sales were flat as growth in commercial and municipal markets, new products and pricing actions offset declines in residential markets.

•	North American pool and spa sales increased 11 percent as new products, price actions and a solid early buy program more than offset residential market softness.
The Water Group’s fourth quarter operating income totaled $64 million, an increase of 70 percent as compared to $38 million in the same period last year. On an adjusted basis, the Group’s operating income was $68 million or 80 percent higher than the $38 million in the year-ago period. Adjusted operating margins of 12 percent expanded 450 basis points as the benefit from productivity actions, acquisitions, curtailment, and positive price more than offset the negative impact from inflation, decreased volumes and cost actions.
Technical Products delivered fourth quarter 2007 sales of $265 million, an increase of 9 percent versus the year-earlier period. Strong sales in Asia and in the North American electrical market set the pace.
•	Total electrical sales grew approximately 10 percent driven by continued market share gains year-over-year in the industrial, commercial and networking segments. New products contributed significantly to this growth, especially in the networking segment.

•	Global electronic sales increased approximately 8 percent. In Asia, sales grew 44 percent, reflecting continued growth in China. In Europe, sales increased 8 percent; in North America, sales declined approximately 3 percent.
Technical Products’ fourth quarter reported operating income totaled $40 million, an increase of 15 percent as compared to $34 million in the same quarter last year. Reported operating margins were 15 percent, up 80 basis points. Adjusting for the restructuring expenses associated with a North America plant closure, operating income totaled $42 million, up 21 percent versus the $34 million in the fourth quarter 2006. Adjusted operating margins were 15.7 percent, an increase of 150 basis points versus the year-ago period. In the quarter, the benefits from volume, price, and productivity more than offset the negative impact from total inflation.
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fiscal year 2007 results
Record sales of $3.4 billion for fiscal year 2007 increased 7.7 percent from $3.15 billion a year ago. For the year, the company reported EPS of $2.10. This represents an increase of 16 percent as compared to the $1.81 of reported EPS in 2006. Full year 2007 results include the favorable impact of $0.12 per share from one-time net tax benefits and a negative $0.10 per share impact from adjustments. Full year 2006 results included the favorable impact of $0.20 per share from one-time net tax benefits and a negative $0.11 per share impact from similar adjustments. Full year adjusted 2007 EPS was $2.08, up 21 percent as compared to adjusted full year 2006 EPS of $1.72.
For the year, Pentair generated a record $285 million in free cash flow, up 57 percent compared to free cash flow of $181 million in 2006, driven by higher income and working capital reductions. The company paid a $0.60 dividend for each share of common stock and repurchased 1.2 million shares of stock in 2007. The company recently announced it increased its dividend to $0.68 for each share of common stock. Additionally, the board has approved a $50 million share repurchase authorization that the company expects to utilize in 2008.
“Pentair’s 2007 results demonstrate tremendous achievements,” said Hogan. “Despite the uncertain economic environment, we believe we are better positioned to deliver results than we were a year ago. We delivered in 2007 because of several key factors. First, we aggressively reduced general and administrative cost and streamlined our leadership. Second, we aggressively drove Pentair’s Integrated Management System (PIMS) and achieved productivity to offset high material inflation. Moreover, we increased our investments for growth, positioned ourselves in more attractive market segments, and improved customer service levels from 2006.
“Our ability to expand margins 120 basis points on an adjusted basis and deliver free cash flow well in excess of net income reflects lean disciplines taking deeper root throughout the company, and actions taken to improve our cost structure and to lower our corporate tax rate,” Hogan noted. “The $0.04 per share or $6.0 million total pre-tax charge in the fourth quarter was taken to improve our North American electronics footprint and to settle a portion of the Horizon case. The expected benefits associated with our 2007 restructuring actions — as well as continued productivity improvements driven by lean disciplines — are included in our 2008 outlook,” he said.
Outlook
The company introduces first quarter 2008 earnings per share guidance in the range of $0.46 to $0.48, an increase of 10 to 14 percent year-over-year. The company affirms full year 2008 EPS guidance range of $2.25 to $2.40, an increase of 8 to 15 percent versus 2007 adjusted EPS.
“Pentair remains focused on delivering operating margin and earnings growth in 2008,” Hogan said. “We expect the return on the investments we made this past year to drive growth and expand international sales in 2008 – and we will further increase investments against our best opportunities. We remain relentless on cost productivity and we expect greater improvements from supply management,” he noted. “These factors, coupled with our lower sustainable tax rate, enable us to remain committed to our EPS range of $2.25 to $2.40 for 2008. We continue to drive working capital performance and expect full year 2008 free cash flow to be at least 100 percent conversion of net income,” Hogan concluded.
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Earnings Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the Company’s performance, and first quarter and full year 2008 guidance on a two-way conference call with investors at 12:00 p.m. Eastern today. Reconciliation of any non-GAAP financial measures are set forth in the attachments to this fourth quarter 2007 earnings release and in the fourth quarter 2007 earning release conference call presentation, both of which can be found at Pentair’s web site (www.pentair.com). Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website shortly before the conference call. The web cast and presentation will be archived at the same site following the conclusion of the conference call.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including: the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to successfully limit any judgment arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.40 billion, Pentair employs approximately 16,000 people worldwide.

Pentair Contacts:
Todd Gleason	Rachael Jarosh
Vice President, Investor Relations	Vice President, Communications
Tel.: (763) 656-5570	Tel.: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Year ended
	December 31	December 31	December 31	December 31
In thousands, except per-share data	2007	2006	2007	2006

Net sales	$830,224	$743,038	$3,398,698	$3,154,469
Cost of goods sold	572,589	534,472	2,374,048	2,248,219

Gross profit	257,635	208,566	1,024,650	906,250
% of net sales	31.0%	28.1%	30.1%	28.7%

Selling, general and administrative	152,866	133,126	587,865	537,877
% of net sales	18.4%	17.9%	17.3%	17.1%

Research and development	14,606	14,038	58,810	58,055
% of net sales	1.8%	1.9%	1.7%	1.8%

Operating income	90,163	61,402	377,975	310,318
% of net sales	10.9%	8.3%	11.1%	9.8%

Gain (loss) on sale of assets, net	(1,230)	197	(1,230)	364
Equity losses of unconsolidated subsidiary	(1,027)	(1,240)	(2,865)	(3,332)
Net interest expense	17,396	13,020	70,237	51,881
% of net sales	2.1%	1.7%	2.1%	1.6%

Income from continuing operations before income taxes	70,510	47,339	303,643	255,469
% of net sales	8.5%	6.4%	8.9%	8.1%

Provision for income taxes	22,196	8,717	93,154	71,702
Effective tax rate	31.5%	18.4%	30.7%	28.1%

Income from continuing operations	48,314	38,622	210,489	183,767

Gain (loss) on disposal of discontinued operations, net of tax	231	15	438	(36)

Net income	$48,545	$38,637	$210,927	$183,731

Earnings per common share
Basic
Continuing operations	$0.49	$0.39	$2.13	$1.84
Discontinued operations	—	—	—	—

Basic earnings per common share	$0.49	$0.39	$2.13	$1.84

Diluted
Continuing operations	$0.48	$0.39	$2.10	$1.81
Discontinued operations	—	—	—	—

Diluted earnings per common share	$0.48	$0.39	$2.10	$1.81

Weighted average common shares outstanding
Basic	98,448	98,747	98,762	99,784
Diluted	99,859	100,233	100,205	101,371

Cash dividends declared per common share	$0.15	$0.14	$0.60	$0.56
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31	December 31
In thousands	2007	2006

Assets
Current assets
Cash and cash equivalents	$70,795	$54,820
Accounts and notes receivable, net	472,222	422,134
Inventories	407,127	398,857
Deferred tax assets	51,556	50,578
Prepaid expenses and other current assets	36,321	31,239

Total current assets	1,038,021	957,628

Property, plant and equipment, net	367,426	330,372

Other assets
Goodwill	2,021,526	1,718,771
Intangibles, net	491,403	287,011
Other	82,238	71,197

Total other assets	2,595,167	2,076,979

Total assets	$4,000,614	$3,364,979

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$13,586	$14,563
Current maturities of long-term debt	5,182	7,625
Accounts payable	231,643	206,286
Employee compensation and benefits	112,147	88,882
Current pension and post-retirement benefits	8,557	7,918
Accrued product claims and warranties	49,382	44,093
Income taxes	12,599	22,493
Accrued rebates and sales incentives	36,867	39,419
Other current liabilities	90,943	90,003

Total current liabilities	560,906	521,282

Other liabilities
Long-term debt	1,042,223	721,873
Long term income taxes payable	21,306	—
Pension and other retirement compensation	161,042	207,676
Post-retirement medical and other benefits	37,147	47,842
Deferred tax liabilities	170,033	109,781
Other non-current liabilities	97,086	86,526

Total liabilities	2,089,743	1,694,980

Shareholders’ equity	1,910,871	1,669,999

Total liabilities and shareholders’ equity	$4,000,614	$3,364,979

Days sales in accounts receivable (13 month moving average)	53	54
Days inventory on hand (13 month moving average)	77	76
Days in accounts payable (13 month moving average)	54	56
Debt/total capital	35.7%	30.8%
NOTE: The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109 (“FIN 48”) on January 1, 2007. As a result of adoption of FIN 48, the Company recorded an adjustment to retained earnings of $2.9 million in the first quarter of 2007. Additionally, the Company has added the line “Long-term income taxes payable” to the Company’s Condensed Consolidated Balance Sheets to report its total long-term liability for unrecognized tax benefits.
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year ended
	December 31	December 31
In thousands	2007	2006

Operating activities
Net income	$210,927	$183,731
Adjustments to reconcile net income to net cash provided by operating activities
Loss (gain) on disposal of discontinued operations	(438)	36
Equity losses of unconsolidated subsidiary	2,865	3,332
Depreciation	58,948	56,899
Amortization	25,601	18,197
Deferred income taxes	(16,496)	(11,085)
Stock compensation	22,913	25,377
Excess tax benefits from stock-based compensation	(4,204)	(3,043)
Loss on sale of assets, net	(1,929)	(364)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(16,777)	15,873
Inventories	19,057	(39,354)
Prepaid expenses and other current assets	2,504	(5,052)
Accounts payable	18,134	(18,935)
Employee compensation and benefits	4,129	(13,229)
Accrued product claims and warranties	4,739	456
Income taxes	1,885	9,556
Other current liabilities	(2,947)	(13,784)
Pension and post-retirement benefits	6	19,398
Other assets and liabilities	12,963	3,554

Net cash provided by continuing operations	341,880	231,563
Net cash provided by operating activities of discontinued operations	—	48

Net cash provided by operating activities	341,880	231,611

Investing activities
Capital expenditures	(62,129)	(51,078)
Proceeds from sale of property and equipment	5,209	684
Acquisitions, net of cash acquired	(487,561)	(29,286)
Divestitures	—	(24,007)
Proceeds from sale of investment	—	1,153
Other	(5,544)	(7,523)

Net cash used for investing activities	(550,025)	(110,057)

Financing activities
Net short-term borrowings	(1,830)	13,831
Proceeds from long-term debt	1,269,428	608,975
Repayment of long-term debt	(954,077)	(631,755)
Debt issuance costs	(1,876)	—
Excess tax benefits from stock-based compensation	4,204	3,043
Proceeds from exercise of stock options	7,388	4,066
Repurchases of common stock	(40,641)	(59,359)
Dividends paid	(59,910)	(56,583)

Net cash provided by (used for) financing activities	222,686	(117,782)

Effect of exchange rate changes on cash	1,434	2,548

Change in cash and cash equivalents	15,975	6,320
Cash and cash equivalents, beginning of period	54,820	48,500

Cash and cash equivalents, end of period	$70,795	$54,820

Free cash flow
Net cash provided by operating activities	$341,880	$231,611
Less capital expenditures	(62,129)	(51,078)
Proceeds from sale of property and equipment	5,209	684

Free cash flow	$284,960	$181,217

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Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment for 2007 (Unaudited)

	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	Year
In thousands	2007	2007	2007	2007	2007

Net sales to external customers
Water	$555,412	$665,495	$562,133	$565,525	$2,348,565
Technical Products	252,583	257,150	275,701	264,699	1,050,133

Consolidated	$807,995	$922,645	$837,834	$830,224	$3,398,698

Intersegment sales
Water	$214	$46	$207	$196	$663
Technical Products	896	1,689	1,526	1,192	5,303
Other	(1,110)	(1,735)	(1,733)	(1,388)	(5,966)

Consolidated	$—	$—	$—	$—	$—

Operating income (loss)
Water	$61,836	$91,014	$54,530	$63,987	$271,367
Technical Products	31,631	36,140	46,237	39,578	153,586
Other	(12,357)	(12,273)	(8,946)	(13,402)	(46,978)

Consolidated	$81,110	$114,881	$91,821	$90,163	$377,975

Operating income as a percent of net sales
Water	11.1%	13.7%	9.7%	11.3%	11.6%
Technical Products	12.5%	14.1%	16.8%	15.0%	14.6%
Consolidated	10.0%	12.5%	11.0%	10.9%	11.1%
Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment for 2006 (Unaudited)

	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	Year
In thousands	2006	2006	2006	2006	2006

Net sales to external customers
Water	$517,169	$605,516	$531,703	$500,837	$2,155,225
Technical Products	254,220	256,506	246,317	242,201	999,244

Consolidated	$771,389	$862,022	$778,020	$743,038	$3,154,469

Intersegment sales
Water	$50	$55	$140	$214	$459
Technical Products	889	1,312	1,133	623	3,957
Other	(939)	(1,367)	(1,273)	(837)	(4,416)

Consolidated	$—	$—	$—	$—	$—

Operating income (loss)
Water	$56,196	$84,956	$36,944	$37,734	$215,830
Technical Products	37,704	39,678	37,050	34,473	148,905
Other	(14,735)	(15,894)	(12,983)	(10,805)	(54,417)

Consolidated	$79,165	$108,740	$61,011	$61,402	$310,318

Operating income as a percent of net sales
Water	10.9%	14.0%	6.9%	7.5%	10.0%
Technical Products	14.8%	15.5%	15.0%	14.2%	14.9%
Consolidated	10.3%	12.6%	7.8%	8.3%	9.8%
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Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2007 to the “Adjusted” non-GAAP excluding the effect of 2007 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2007	2007	2007	2007	2007

Net sales	$807,995	$922,645	$837,834	$830,224	$3,398,698

Operating income — as reported	81,110	114,881	91,821	90,163	377,975
% of net sales	10.0%	12.5%	11.0%	10.9%	11.1%
Adjustments	—	—	9,192	5,970	15,162

Operating income — as adjusted	81,110	114,881	101,013	96,133	393,137
% of net sales	10.0%	12.5%	12.1%	11.6%	11.6%

Income from continuing operations — as reported	42,130	62,001	58,044	48,314	210,489
Adjustments — tax affected	—	—	6,246	3,881	10,127
Non-recurring tax items	(145)	(83)	(11,517)	(1,073)	(12,818)

Income from continuing operations — as adjusted	41,985	61,918	52,773	51,122	207,798

Continuing earnings per common share — diluted
Diluted earnings per common share — as reported	$0.42	$0.62	$0.58	$0.48	$2.10
Adjustments	—	—	(0.05)	0.03	(0.02)

Diluted earnings per common share — as adjusted	$0.42	$0.62	$0.53	$0.51	$2.08

Weighted average common shares outstanding - Diluted	100,271	100,371	100,365	99,859	100,205
Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2006 to the “Adjusted” non-GAAP excluding the effect of 2006 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2006	2006	2006	2006	2006

Net sales	$771,389	$862,022	$778,020	$743,038	$3,154,469

Operating income — as reported	79,165	108,740	61,011	61,402	310,318
% of net sales	10.3%	12.6%	7.8%	8.3%	9.8%
Adjustments	—	—	16,949	—	16,949

Operating income — as adjusted	79,165	108,740	77,960	61,402	327,267
% of net sales	10.3%	12.6%	10.0%	8.3%	10.4%

Income from continuing operations — as reported	43,071	68,633	33,441	38,622	183,767
Adjustments — tax affected	—	—	10,847	—	10,847
Non-recurring tax items	(878)	(8,023)	(3,080)	(8,285)	(20,266)

Income from continuing operations — as adjusted	42,193	60,610	41,208	30,337	174,348

Continuing earnings per common share — diluted
Diluted earnings per common share — as reported	$0.42	$0.67	$0.33	$0.39	$1.81
Adjustments	(0.01)	(0.08)	0.08	(0.08)	(0.09)

Diluted earnings per common share — as adjusted	$0.41	$0.59	$0.41	$0.31	$1.72

Weighted average common shares outstanding - Diluted	102,492	102,429	101,062	100,233	101,371
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Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2007 to the “Adjusted” non-GAAP excluding the effect of 2007 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands	2007	2007	2007	2007	2007

Water
Net sales	$555,412	$665,495	$562,133	$565,525	$2,348,565

Operating income — as reported	61,836	91,014	54,530	63,987	271,367
% of net sales	11.1%	13.7%	9.7%	11.3%	11.6%
Adjustments	—	—	9,843	3,897	13,740

Operating income — as adjusted	61,836	91,014	64,373	67,884	285,107
% of net sales	11.1%	13.7%	11.5%	12.0%	12.1%

Technical Products
Net sales	$252,583	$257,150	$275,701	$264,699	$1,050,133

Operating income — as reported	31,631	36,140	46,237	39,578	153,586
% of net sales	12.5%	14.1%	16.8%	15.0%	14.6%
Adjustments	—	—	(652)	2,073	1,421

Operating income — as adjusted	31,631	36,140	45,585	41,651	155,007
% of net sales	12.5%	14.1%	16.5%	15.7%	14.8%
Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2006 to the “Adjusted” non-GAAP excluding the effect of 2006 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands	2006	2006	2006	2006	2006

Water
Net sales	$517,169	$605,516	$531,703	$500,837	$2,155,225

Operating income — as reported	56,196	84,956	36,944	37,734	215,830
% of net sales	10.9%	14.0%	6.9%	7.5%	10.0%
Adjustments	—	—	14,906	—	14,906

Operating income — as adjusted	56,196	84,956	51,850	37,734	230,736
% of net sales	10.9%	14.0%	9.8%	7.5%	10.7%

Technical Products
Net sales	$254,220	$256,506	$246,317	$242,201	$999,244

Operating income — as reported	37,704	39,678	37,050	34,473	148,905
% of net sales	14.8%	15.5%	15.0%	14.2%	14.9%
Adjustments	—	—	—	—	—

Operating income — as adjusted	37,704	39,678	37,050	34,473	148,905
% of net sales	14.8%	15.5%	15.0%	14.2%	14.9%
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